Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-194030) of Berry Plastics Group, Inc.,

(2)	Registration Statement (Form S-8 No. 333-184522) pertaining to the Berry Plastics Group, Inc. 2006 Equity Incentive Plan and the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-203173) pertaining to the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan;

of our report dated November 23, 2015 (except for Notes 1, 2, 10, 13, and 17, as to which the date is May 2, 2016), with respect to the consolidated financial statements of Berry Plastics Group, Inc. included in this Current Report on Form 8-K.

/s/ Ernst and Young LLP

Indianapolis, Indiana
September 7, 2016